Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in this Amendment No. 1 to Registration Statement No. 161136 of our report dated March 11, 2009 (August 6, 2009 as to the effects of the adoption of SFAS No. 160, Noncontrolling Interests in Consolidated Financial Statement — an Amendment of ARB No. 51, and FSP No. APB 14-1, Accounting For Convertible Debt Instruments That May Be Settled in Cash upon Conversion (Including Partial Cash Settlement) described in Note 1), relating to the consolidated financial statements and financial statement schedule of Ferro Corporation and subsidiaries (the “Company”) (which report expresses an unqualified opinion and includes an explanatory paragraph concerning the adoption of new accounting standards) appearing in the Current Report on Form 8-K of the Company filed on August 6, 2009 and our report dated March 11, 2009 on the effectiveness of the Company’s internal control over financial reporting for the year ended December 31, 2008, appearing in the Annual Report on Form 10-K of the Company filed on March 11, 2009, and to the reference to us under the heading “Experts” in the Prospectus, which is part of this Amendment No. 1 to the Registration Statement.

/s/ Deloitte & Touche LLP
Cleveland, Ohio
September 14, 2009